As filed with the Securities and Exchange Commission on August 30, 2023

Registration No. 333-271525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 5

TO

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SOLOWIN HOLDINGS

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	6211	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Room 1910-1912A, Tower 3, China Hong Kong City

33 Canton Road, Tsim Sha Tsui, Kowloon

Hong Kong

(852)3428-3893

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Kevin (Qixiang) Sun, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Michael J. Blankenship, Esq. Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 (713) 651-2678

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Solowin Holdings is filing this Amendment No. 5 (this “Amendment No. 5”) to the Registration Statement on Form F-1 (Registration No. 333-271525), as an exhibit-only filing solely to file an updated consent of WWC, P.C. as Exhibit 23.1. Accordingly, this Amendment No. 5 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed with this Amendment No. 5. The prospectus is unchanged and has been omitted.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Solowin’s post-offering memorandum and articles of association provide that Solowin shall indemnify its directors and officers, and their personal representatives, against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such persons, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of the company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning the company or its affairs in any court whether in the Cayman Islands or elsewhere.

Under the form of indemnification agreement filed as an exhibit to this registration statement, Solowin will agree to indemnify its directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification by the underwriter of us and Solowin’s officers and directors for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Solowin under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered sales of Solowin securities since its inception on July 23, 2021.

We believe that each of the following issuance was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Upon Solowin’s incorporation on July 23, 2021, one ordinary share, $1.00 par value, was allotted and issued to Ogier Global Subscriber (Cayman) Limited, who transferred the share to Ling Ngai Lok, on July 27, 2021.

On July 27, 2021, Solowin issued additional 49,999 ordinary shares, $1.00 par value, to Ling Ngai Lok. On June 9, 2022, Ling Ngai Lok transferred 17,000, 16,500 and 16,500 shares to Gemini Asia Holdings Limited, FORTUNE DYNASTY GLOBAL LIMITED, and Vulcan Worldwide Holdings Limited, respectively.

On December 7, 2022, (i) each of the existing issued and unissued shares of par value of $1.00 each of Solowin was subdivided into 10,000 shares of par value of $0.0001 each of Solowin; and (ii) the authorized share capital of Solowin was increased to $100,000 divided into 1,000,000,000 shares of $0.0001 each. On the same day, each of Gemini Asia Holdings Limited, FORTUNE DYNASTY GLOBAL LIMITED and Vulcan Worldwide Holdings Limited had surrendered 165,920,000 Ordinary Shares, 161,040,000 Ordinary Shares and 161,040,000 Ordinary Shares, respectively, each of a par value of $0.0001 per share, to Solowin. As a result of the above surrenders, each of Gemini Asia Holdings Limited, FORTUNE DYNASTY GLOBAL LIMITED and Vulcan Worldwide Holdings Limited holds 4,080,000 Ordinary Shares, 3,960,000 Ordinary Shares and 3,960,000 Ordinary Shares, respectively, each of a par value of $0.0001 per share. As such, there are 12,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association of the registrant (currently effective)
3.2**	Form of Amended and Restated Articles of Association of the registrant
4.1**	Specimen Certificate for Ordinary Shares
5.1**	Opinion of Conyers Dill & Pearman regarding the validity of the Ordinary Shares being registered
8.1**	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.2**	Opinion of Keith Lam Lau & Chan regarding certain Hong Kong tax matters (included in Exhibit 99.2)
8.3**	Opinion of Potomac Law Group, PLLC regarding certain U.S. tax matters
10.1**	Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.2†**	Form of Employment Agreement between the Registrant and its executive officers
10.3**	English Translation of Technical Service Agreement between Hundsun Ayers Technologies Limited and Solomon JFZ (Asia) Holdings Limited, dated January 11, 2021
10.4**	English Translation of Technology Services Framework Agreement between Hundsun Ayers Technologies Limited and Solomon JFZ (Asia) Holdings Limited, dated January 11, 2021
10.5**	English Translation of Software and Market Data Agreement between Link Software (Hangzhou) Co., Ltd. and Solomon JFZ (Asia) Holdings Limited, dated January 22, 2021
10.6**	English Translation of Securities Account Opening System CA Certification Service Agreement between Link Software (Hangzhou) Co., Ltd. and Solomon JFZ (Asia) Holdings Limited, dated February 23, 2021
10.7**	Office Tenancy Agreement between Wide Harvest Investment Limited and Solomon JFZ (Asia) Holdings Limited, dated December 20, 2022
10.8**	Form of Loan Agreement between Ling Ngai Lok and Solomon JFZ (Asia) Holdings Limited
21.1**	List of subsidiaries of the registrant
23.1*	Consent of WWC, P.C.
23.2**	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3**	Consent of Keith Lam Lau & Chan (included in Exhibit 99.2)
23.4**	Consent of Shu Jin Law Firm (included in Exhibit 99.3)
23.5**	Consent of Potomac Law Group, PLLC (included in Exhibit 8.3)
24.1**	Power of Attorney (included in the signature page)
99.1**	Code of Ethics of the registrant
99.2**	Opinion of Keith Lam Lau & Chan regarding certain Hong Kong law matters
99.3**	Opinion of Shu Jin Law Firm regarding certain PRC legal matters
99.4**	Consent of Independent Director Appointee Wing Yan Ho
99.5**	Consent of Independent Director Appointee Ho Kuen Tam
99.6**	Consent of Independent Director Appointee Cha Hwa Chong
99.7**	Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

*	Filed herewith

**	Previously filed

†	Executive Compensation Plan or Agreement

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong SAR, on the 30th day of August 2023.

SOLOWIN HOLDINGS

By:	/s/ Shing Tak Tam
Name:	Shing Tak Tam
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shing Tak Tam	Director and Chief Executive Officer (Principal Executive Officer)	August 30, 2023
Shing Tak Tam

*	Chief Financial Officer (Principal Financial and Accounting Officer)	August 30, 2023
Lili Liu

/s/ Ling Ngai Lok	Chairman	August 30, 2023
Ling Ngai Lok

*By:	/s/ Shing Tak Tam
Name:	Shing Tak Tam
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of SOLOWIN HOLDINGS has signed this registration statement or amendment thereto in New York on August 30, 2023.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice-President on behalf of Cogency Global Inc.